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                                                                   EXHIBIT 21.0

                              LIST OF SUBSIDIARIES

1.       Vista Healthcare, Inc., a Texas corporation

2.       Dynacq (Asia) Ltd., a Hong Kong limited liability company

3. Vista Community Medical Center, L.L.C., a Texas limited liability company

4.       ASO Medical, Inc.

5.       Doctors Practice Management, Inc., a Texas corporation